Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

DARÉ BIOSCIENCE, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Daré Bioscience, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

First, that the Restated Certificate of Incorporation of the Corporation, as amended, supplemented and corrected (the “Restated Certificate”), authorizes the issuance of up to 5,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued or outstanding.

Second, that the following resolutions were duly adopted by the board of directors of the Corporation or a duly authorized committee thereof (the “Board”) pursuant to the authority expressly granted to and vested in the Board by Articles FOURTH and FIFTH of the Restated Certificate and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):

WHEREAS, the Restated Certificate authorizes the Corporation to issue up to 5,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), from time to time in one or more series, and expressly authorizes the Board to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to determine and fix the number of shares of such series and the voting powers, full or limited, or no voting powers, and the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, all to the full extent permitted by the DGCL; and

WHEREAS, it is the desire of the Board to establish a new series of Preferred Stock and to determine and fix the number of shares of such series and the powers, designations, preferences, rights, qualifications, limitations, and restrictions thereof, to the full extent permitted by the Restated Certificate and the DGCL.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board under the DGCL and the Restated Certificate, there is hereby provided for out of the authorized but unissued Preferred Stock the issue of a new series of Preferred Stock, and there is hereby determined and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series as follows:

1. Designation. There shall be a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred”) and the number of shares constituting such series shall be 4,999,620. Such number of shares may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred then outstanding) by a resolution or resolutions adopted by the Board or a duly authorized committee thereof in accordance with the applicable provisions of the DGCL and the Restated Certificate.

2. Definitions. For purposes hereof, the following terms shall have the following meanings:

“Binding Agreement Time” means the time of the day on which the Company countersigns the initial Subscription Agreement, thereby forming a binding agreement between the Company and the subscriber counterparty(ies) thereto for the issuance of shares of Series A Preferred and warrants to purchase shares of Common Stock.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in the State of New York are authorized or required by law or other governmental action to be closed.

“Certificate of Designation” means this Certificate of Designation of the Series A Preferred.

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“Change in Control” means any transaction or series of related transactions involving: (i) the sale or other disposition of all or substantially all of the assets of the Corporation; (ii) any merger or consolidation of the Corporation into or with another Person (other than a merger or consolidation effected exclusively to change the Corporation’s domicile), or any other corporate reorganization in which the stockholders of the Corporation in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Corporation’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Corporation of shares representing at least a majority of the Corporation’s then-total outstanding combined voting power. For the avoidance of doubt, “Change in Control” shall not include any sale and issuance by the Corporation of shares of its capital stock or securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more Persons in a transaction or series of related transactions the primary purpose of which is to raise capital for the Corporation.

“Closing Price” means, for any Trading Day, the closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that Trading Day as reported by the Principal Market. If the Principal Market is not a U.S. national or regional securities exchange on the applicable Trading Day, then “Closing Price” shall mean the last quoted bid price for the Common Stock in the over-the-counter market on the applicable Trading Day as reported by OTC Markets Group Inc. or a similar organization.

“Common Stock” means the common stock, $0.0001 par value per share, of the Corporation.

“Conversion Price” means $2.50, subject to adjustment in accordance with Section 6 hereof.

“Corporation” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in the Recitals.

“electronic transmission” shall have the meaning ascribed to it under the DGCL.

“email” shall have the meaning ascribed to “electronic mail” under the DGCL.

“email address” shall have the meaning ascribed to “electronic mail address” under the DGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” means the maximum number of shares of Common Stock that the Corporation may issue pursuant to the Regulation A Offering without stockholder approval under the applicable rules of the Principal Market, which amount is 19.99% of the total number of shares of Common Stock outstanding as of immediately prior the issuance of shares of Series A Preferred on the Original Issue Date.

“Junior Securities” means, collectively, the Common Stock and any other class or series of equity securities of the Corporation hereafter created specifically ranking, by its terms, junior to the Series A Preferred as to the payment of dividends and the distribution of assets upon Liquidation.

“Liquidation” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. For the avoidance of doubt, neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a “Liquidation.”

“Minimum Price” means the price that is equal to sum of $0.125 and (i) with respect to clause (i) of Section 6(h), the lower of: (A) the Nasdaq Official Closing Price (as defined by the applicable Nasdaq listing rules) of the Common Stock immediately preceding the Binding Agreement Time; or (B) the average Nasdaq Official Closing Price of the Common Stock for the five Trading Days immediately preceding the Binding Agreement Time; and (ii) with respect to clause (ii) of Section 6(h), the consolidated closing bid price per share of the Common Stock immediately preceding the Binding Agreement Time; it being understood that (y) if the Binding Agreement Time occurs during Nasdaq market hours, before the close of the regular trading session at 4:00 p.m. Eastern Time, the Minimum Price shall be determined based on the previous Trading Day’s Nasdaq Official Closing Price of the Common Stock or the average Nasdaq Official Closing Price of the Common Stock for that previous Trading Day and the previous four Trading Days, as applicable, and (z) if the Binding Agreement Time occurs after 4:00 p.m. Eastern Time on a Trading Day, then the Minimum Price shall be determined based on that Trading Day’s Nasdaq Official Closing Price of the Common Stock or the average Nasdaq Official Closing Price of the Common Stock for that Trading Day and the previous four Trading Days, as applicable.

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“Nasdaq” means The Nasdaq Stock Market LLC (or any successor thereto).

“Original Issue Date” means the date of initial issuance of shares of Series A Preferred, which date will be the date on which the Binding Agreement Time occurs.

“Ownership Cap” means, with respect to any holder of shares of Series A Preferred, the direct or indirect beneficial ownership by such holder, as determined in accordance with Section 13D of the Exchange Act and the rules and regulations promulgated thereunder, of 19.99% of the total number of shares of Common Stock then outstanding.

“Parity Securities” means, collectively, any other class or series of equity securities of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred as to the payment of dividends and the distribution of assets upon Liquidation, whether or not the dividend rates, dividend payment dates or liquidation preferences per share thereof be different from those of the Series A Preferred.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Market” means Nasdaq or such other national securities exchange on which the Common Stock is then listed, or if the Common Stock is not listed on any national securities exchange, the trading market operated by the OTC Markets Group Inc. (or any successor thereto) on which the Common Stock is then traded.

“Qualified Public Offering” means the sale in a firm commitment public offering of shares of Common Stock resulting in gross proceeds of at least $15,000,000 at an offering price per share equal to or greater than $4.50 (subject to customary adjustments in the event of stock dividends, stock splits, reorganizations, or similar events in respect of the Common Stock).

“Regulation A Offering” means the Company’s offering under its Offering Statement on Form 1-A (File no. 024-12688) originally filed with the U.S. Securities and Exchange Commission on November 25, 2025.

“Restated Certificate” has the meaning set forth in the Recitals.

“Senior Securities” means, collectively, any other class or series of equity securities of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred as to the payment of dividends and/or the distribution of assets upon Liquidation.

“Series A Preferred” has the meaning set forth in Section 1 hereof.

“Stated Value” means $5.00, subject to customary adjustment in the event of stock dividends, stock splits, reorganizations, or similar events in respect of the Series A Preferred.

“Subscription Agreement” means the subscription agreement entered into between the Company and the subscriber counterparty(ies) for the Regulation A Offering.

“Trading Day” means any day on which (i) trading in the Common Stock occurs on the Principal Market, and (ii) a Closing Price for the Common Stock is available.

“Transfer Agent” means such agent or agents of the Corporation as may be designated by the Board or its duly authorized designee as the transfer agent and registrar for the Series A Preferred, or if the Corporation is serving as its own transfer agent, the Corporation.

3. Rank. With respect to distribution of assets of the Corporation upon Liquidation, the Series A Preferred shall rank senior to all Junior Securities.

4. Dividends. The holders of shares of Series A Preferred shall be entitled to receive, pro rata in accordance with the number of shares of Series A Preferred held by each such holder, the payment of dividends on the Series A Preferred, when, as and if declared by the Board, in its sole discretion, out of funds legally available for that purpose in accordance with applicable law. Any dividends that may be declared with respect to the Series A Preferred shall be noncumulative.

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5. Liquidation.

(a) Liquidation Preference. Subject to the preferential or other rights of any holders of Senior Securities, in the event of any Liquidation, before any payment shall be made to holders of Junior Securities by reason of their ownership thereof, each holder of then outstanding shares of Series A Preferred shall be entitled to be paid, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to (i) the product of the Stated Value and the number of all outstanding shares of Series A Preferred then held by such holder, plus (ii) any declared but unpaid dividends on the shares of Series A Preferred then held by such holder, if any.

(b) No Participation. After payment to the holders of shares of Series A Preferred of the full preferential amount to which they are entitled under Section 5(a) hereof, the holders of Series A Preferred shall not be entitled to share in any distribution of the remaining assets of the Corporation, or proceeds thereof.

(c) Insufficient Assets. If upon any Liquidation the assets of the Corporation, or proceeds thereof, available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred, the holders of any then-outstanding shares of Parity Securities, or both groups of such holders the full preferential amounts to which they are entitled, (i) the holders of shares of Series A Preferred and the holders of shares of Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable on or in respect of the shares of Series A Preferred and the shares of Parity Securities in the aggregate upon such Liquidation if such amounts were paid in full, and (ii) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

(d) Notice. In the event of any Liquidation, at least ten (10) calendar days prior to the date of any payment to holders of Series A Preferred under this Section 5, the Corporation shall give notice, in accordance with Section 11 hereof, to each holder of record of shares of the Series A Preferred of the Liquidation. Such notice shall include the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable.

6. Conversion.

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 6, at any time and from time to time after the Original Issuance Date and on or prior to the fifth Business Day prior to a Call Date or a Forced Conversion Date (as such terms are defined below), if any, each holder of shares of Series A Preferred shall have the right by written election to the Corporation to convert all or any portion of the shares of Series A Preferred then held by such holder into such number of shares of Common Stock as is determined in accordance with the following formula:

X=	(SV * Y)
CP

where,

X	=	the number of shares of Common Stock to be issued to such holder;

SV	=	the Stated Value;

Y	=	the number of shares of Series A Preferred to be converted; and

CP	=	the Conversion Price in effect immediately prior to such conversion.

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(b) Forced Conversion. If, following the Original Issue Date, (i) a Change in Control occurs, (ii) the Closing Price is at or above $4.50 per share (subject to customary adjustments in the event of stock dividends, stock splits, reorganizations, or similar events in respect of the Common Stock) for any ten (10) Trading Days out of any thirty (30) consecutive Trading Day period ending on and including the date the Forced Conversion Notice (as defined below) is given by the Corporation, or (iii) a Qualified Public Offering occurs, then the Corporation shall have the right (but not the obligation) to require all, or any portion of, the outstanding shares of Series A Preferred held by stockholders to convert into such number of shares of Common Stock as is determined the following formula:

X=	(SV * Y)
CP

where,

X	=	the number of shares of Common Stock to be issued to such holder;

SV	=	the Stated Value;

Y	=	the number of shares of Series A Preferred to be converted; and

CP	=	the Conversion Price in effect immediately prior to such conversion.

If the Corporation elects to effectuate a conversion of any holder’s shares of Series A Preferred pursuant to this Section 6(b), then it must take the same action simultaneously with respect to all holders of the then-outstanding shares of Series A Preferred on a pro rata basis.

(c) Procedures for Optional Conversion. In order to effectuate a conversion of shares of Series A Preferred pursuant to Section 6(a), a holder shall (i) submit a duly executed and completed written election to the Corporation in such form as the Corporation may reasonably require that such holder elects to convert shares of Series A Preferred and sets forth the number of shares elected to be converted (“Optional Conversion Notice”) and (ii) if such shares being converted are certificated, surrender, along with such written election, to the Transfer Agent the certificate(s) representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss duly executed by the holder and agreement reasonably acceptable to the Corporation to indemnify the Corporation and Transfer Agent against any claim that may be made against the Corporation or Transfer Agent on account of the alleged loss, theft or destruction of such certificate(s). The conversion of such shares shall be deemed effective as of immediately prior to 5:00 p.m. Eastern time on (A) the date of receipt by the Transfer Agent of (i) such Series A Preferred certificate(s) or such affidavit of loss and agreement, as applicable, and (ii) the duly executed and completed Optional Conversion Notice, or (B) in the case of uncertificated shares of Series A Preferred, the date of receipt by the Transfer Agent of the duly executed and completed Optional Conversion Notice. The Corporation shall as promptly as practicable thereafter deliver, or cause to be delivered, to the relevant holder (1) a notice that the shares of Common Stock to which such holder shall be entitled upon such conversion as calculated pursuant to Section 6(a) have been recorded in such holder’s name in book-entry form, or a certificate in such holder’s name for the number of shares of Common Stock to which such holder shall be entitled upon such conversion as calculated pursuant to Section 6(a), and, if applicable, and (2) a certificate in such holder’s name for the number of shares of Series A Preferred represented by the certificate(s) delivered to Transfer Agent for conversion but otherwise not elected to be converted pursuant to the Optional Conversion Notice, or if such shares of Series A Preferred are uncertificated, a notice of book entry relating to such unconverted shares.

(d) Procedures for Forced Conversion. In order to effectuate a conversion of shares of Series A Preferred pursuant to Section 6(b) (a “Forced Conversion”), the Corporation shall give notice to each record holder of then-outstanding shares of Series A Preferred (“Forced Conversion Notice”) setting forth (i) the time and date on which the Forced Conversion shall occur (the “Forced Conversion Time”), which date shall not be less than five (5) calendar days nor more than thirty (30) calendar days following the date the Forced Conversion Notice is deemed to have been given, (ii) the aggregate number of shares of Series A Preferred held by the holder to be converted, and (iii) the aggregate number of shares of Common Stock to which the holder shall be entitled upon such conversion as calculated pursuant to Section 6(b). Notwithstanding the foregoing, if the Corporation elects to effectuate a Forced Conversion in connection with a Change in Control or a Qualified Public Offering, the Forced Conversion Notice may be delivered more than thirty (30) calendar days before the Forced Conversion Time and, unless otherwise set forth in the Forced Conversion Notice, the Forced Conversion Time shall be as of immediately prior to the consummation or closing of the Change in Control or Qualified Public Offering, as applicable. As of the Forced Conversion Time all outstanding shares of Series A Preferred subject to the applicable Forced Conversion shall be deemed converted into the number of shares of Common Stock calculated pursuant to Section 6(b) without any further action by the relevant holder of such shares or the Corporation. If the Corporation elects to effectuate a Forced Conversion pursuant to Section 6(b), the procedures set forth in Section 6(c) with respect to delivery of certificates representing shares of Series A Preferred and Common Stock, affidavits of loss, and notices of book entry shall apply, as applicable; provided, however, that the failure of a holder to surrender certificate(s) representing the shares of Series A Preferred being converted or an affidavit of loss with respect to such shares, as the case may be, in accordance with in Section 6(c) shall not effect or impact the deemed conversion of such shares of Series A Preferred.

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(e) Adjustment to Conversion Price upon Dividend, Subdivision, or Combination of Common Stock. If the Corporation issues shares of Common Stock as a dividend or distribution on all or substantially all outstanding shares of Common Stock, subdivides (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, or combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be adjusted in accordance with the following formula:

CP’	=	CP0	*	OS0
OS’

where,

CP’	=	the Conversion Price in effect immediately after the close of business on the record date of such dividend or distribution, or immediately after the effective time of such share subdivision or share combination, as applicable;

CP0	=	the Conversion Price in effect immediately prior to the close of business on such record date, or immediately prior to such effective time, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such record date or immediately prior to such effective time, as applicable (before giving effect to any such dividend, distribution, subdivision or combination); and

OS’	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, subdivision or combination.

Any adjustment made under this Section 6(e) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the effective time for such share subdivision or share combination, as applicable. If such dividend or distribution is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(f) Adjustment upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 6(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each share of Series A Preferred that is not redeemed by the Corporation or subject to a Forced Conversion in connection with such transaction shall, following such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall immediately thereafter, in lieu of or in addition to (as the case may be) the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred, be convertible for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such share of Series A Preferred would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the share of Series A Preferred had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and the holder had acquired the applicable number of shares of Common Stock then issuable hereunder as a result of such conversion; and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to ensure that the provisions of this Section 6 shall thereafter be applicable, as nearly as possible, to the Series A Preferred in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series A Preferred. The provisions of this Section 6(f) shall similarly apply to successive such reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, there is a Forced Conversion or redemption of all shares of Series A Preferred in accordance with the provisions of this Certificate of Designation, or the successor Person (if other than the Corporation) resulting therefrom, shall assume, by written instrument, the obligation to deliver to the holders of shares of Series A Preferred outstanding immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Preferred.

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(g) Notice. In the event (i) that the Corporation shall take record of the holders of shares of Common Stock for the purpose of entitling or enabling them to receive any stock dividend or distribution or (ii) any capital reorganization of the Corporation, any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation effected exclusively to change the Corporation’s domicile), or sale of all or substantially all of the Corporation’s assets to another Person, then and in each such case, the Corporation shall deliver or cause to be delivered to each holder of record of Series A Preferred at least ten (10) calendar days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a notice specifying, as the case may be, (A) the record date for such dividend or distribution and a description of such dividend or distribution, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, or sale is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale. Notwithstanding the foregoing, if the Corporation elects to effect a Forced Conversion prior to any such event, the Corporation may give a Forced Conversion Notice in lieu the notice provided for in this Section 6(g).

(h) Limitations on Conversion. Notwithstanding anything to the contrary in this Certificate of Designation, in the event that on the Original Issue Date the Conversion Price is less than the Minimum Price, the Corporation shall not be permitted to issue any shares of Common Stock pursuant to the terms of this Certificate of Designation, and the holders of shares of Series A Preferred shall not have the right to receive any shares of Common Stock pursuant to the terms of this Certificate of Designation, to the extent that issuance of such shares of Common Stock would (i) exceed the Exchange Cap or (ii) be issued to an officer, director, employee or consultant of the Corporation, unless and until the Corporation has obtained the requisite stockholder approval in accordance with the applicable requirements of the Principal Market to proceed with such issuance (but solely to the extent such approval is required by the rules of the Principal Market). For clarity, in the event that on the Original Issue Date the Conversion Price is equal to or greater than the Minimum Price, the foregoing limitations shall not apply. In addition, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation shall not be permitted to issue any shares of Common Stock pursuant to the terms of this Certificate of Designation, and a holder of shares of Series A Preferred shall not have the right to receive any shares of Common Stock pursuant to the terms of this Certificate of Designation, to the extent that issuance of such shares of Common Stock would exceed the Ownership Cap with respect to such holder, unless and until the Corporation has obtained the requisite stockholder approval in accordance with the applicable requirements of the Principal Market to proceed with such issuance. The Corporation shall have sole discretion to determine whether and when to seek stockholder approval to issue shares of Common Stock upon conversion of shares of Series A Preferred in excess of the foregoing limitations on conversion.

(i) Effect of Conversion. All shares of Series A Preferred converted as provided in this Section 6 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and, if applicable, payment in lieu of any fraction of a share, in exchange therefor.

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(j) No Fractional Shares. No fractional interest in a share of Common Stock shall be issued on conversion of any shares of Series A Preferred in accordance with this Section 6. In lieu of delivering fractional shares or scrip representing fractional shares of Common Stock, the Corporation shall, at its election, either (i) pay in cash an amount equal to the product of (A) such fractional share multiplied by (B) the fair market value of a share of Common Stock as determined in good faith by the Board, or (ii) round up to the nearest whole number of shares of Common Stock issuable to the holder. The determination as to whether or not any fractional share would otherwise result upon a conversion of shares of Series A Preferred shall be based upon the total number of shares of Series A Preferred of a holder so converted at the time, and not upon each share of Series A Preferred so converted.

(k) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) No Charge or Payment. The issuance of shares of Common Stock upon conversion of shares of Series A Preferred pursuant to this Section 6 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof; provided that the holder, and not the Corporation, shall be required to pay any tax which may be payable in respect of any issuance of shares of Common Stock in a name other than that of the holder of record of the shares of Series A Preferred that are converted.

(n) No Impairment. The Corporation will not, by amendment of this Certificate of Designation, the Restated Certificate, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series A Preferred against impairment.

7. Corporation Call Option.

(a) At any time and from time to time commencing on the third anniversary of the Original Issue Date and continuing indefinitely thereafter, the Corporation shall have the right (but not the obligation) to call for redemption and redeem, out of funds legally available therefor, all or any portion of the then-outstanding shares of Series A Preferred, at a price per share equal to the lesser of (i) the Stated Value plus a non-compounded rate of return calculated at 8% per annum, and (ii) 200% of the Stated Value, plus, in each case of clause (i) and (ii), any declared but unpaid dividends thereon (the lesser of clause (i) and (ii), the “Redemption Price”). To exercise this redemption right, the Corporation shall give notice to each holder of record that all or part of the Series A Preferred will be redeemed (the “Redemption Notice”) on a date that is no earlier than twenty (20) and no later than sixty (60) calendar days after the date of the Redemption Notice (such date, the “Call Date”). If fewer than all of the outstanding shares of Series A Preferred are to be redeemed pursuant to the Corporation’s exercise of its redemption right under this Section 7(a), the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation.

(b) On a Call Date and in accordance with this Section 7, the Corporation will, at its option, to the extent it may then lawfully do so under Delaware law, and for so long as (i) a redemption is permitted under the Restated Certificate (including all related certificates of designation), and (ii) such redemption does not constitute a default under any agreement to which the Corporation or any of its subsidiaries is bound, redeem the shares of Series A Preferred specified in the Redemption Notice by paying in cash, via wire transfer or other electronic funds transfer of immediately available funds to the respective accounts designated in writing by the applicable holders, an amount equal to the Redemption Price multiplied by the number of shares of Series A Preferred to be redeemed.

(c) On or before the Call Date, each holder whose shares of Series A Preferred are to be redeemed under this Section 7 shall, if required by the Corporation, deliver to the Corporation a stock power, duly executed in the form provided by the Corporation.

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(d) Neither the failure to give any notice required by this Section 7, nor any defect therein or in the manner of giving thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to other holders. Each Redemption Notice shall state, as appropriate: (i) the Call Date; (ii) the number of shares of Series A Preferred to be redeemed from such holder; (iii) the Redemption Price, (iv) if any shares of Series A Preferred are represented by certificates, the place or places at which certificates for such shares are to be surrendered; and (v) any other information required by law or by the applicable rules of the Principal Market.

(e) Provided that the Redemption Notice shall have been given in accordance with this Section 7, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) the shares of Series A Preferred subject to such notice shall no longer be deemed to be outstanding, and (ii) all rights of the holders thereof as holders of Series A Preferred shall cease (except the right to receive the Redemption Price therefor, without interest thereon).

(f) The Corporation’s obligation to make available an amount of cash necessary to effect a redemption pursuant to this Section 7 shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such funds be applied to the redemption of the shares of Series A Preferred so called for redemption, in which case the notice to holders of the shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the Redemption Price, and (iii) require such holders to surrender the certificates, if any, representing such shares of Series A Preferred at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the Redemption Price. No interest shall accrue for the benefit of the holders of shares of Series A Preferred to be redeemed on any funds so set aside by the Corporation. Subject to applicable escheat laws, any such funds unclaimed as of the six (6) month anniversary of the Call Date shall revert to the general funds of the Corporation after which reversion the holders of the shares of Series A Preferred so called for redemption shall look only to the general funds of the Corporation for the payment of the Redemption Price to which they are entitled, without interest.

8. Status of Converted or Acquired Shares of Series A Preferred. Any shares of Series A Preferred issued by the Corporation and subsequently converted by the holder or the Corporation or redeemed by the Corporation in accordance with Section 6 or 7 hereof, or otherwise acquired by the Corporation, shall be cancelled and retired to the status of authorized but unissued shares of undesignated Preferred Stock.

9. Voting. The holders of Series A Preferred shall not have any voting powers or rights, except as required by the Restated Certificate or applicable law. No consent of holders of shares of Series A Preferred shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) any increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series A Preferred then outstanding) in the authorized number of shares of Series A Preferred, (c) the authorization or creation of Junior Securities, Parity Securities or Senior Securities, or any increase or decrease in the authorized number of such securities, (d) any increase or decrease in the par value of the Common Stock, or (e) the taking of any other action of the Corporation, except as required by applicable law.

10. Record Holders. The Corporation and the Transfer Agent shall deem and treat the holder of record of any shares of Series A Preferred as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

11. Notices. Except as may be otherwise required by applicable law, any notice required to be given to a holder of shares of Series A Preferred may be given by mail, by courier service, or, in accordance with any applicable requirements of the DGCL, by electronic transmission, and shall be deemed given (a) if mailed, when deposited in the United States mail, postage prepaid, and directed to the holder at such holder’s address as it appears on the stock records of the Corporation, (b) if delivered by courier service, the earlier of when the notice is received or left at the holder’s address as it appears on the stock records of the Corporation, (c) if given by email, when directed to such holder’s email address as it appears on the stock records of the Corporation (unless the holder has notified the Corporation or the Transfer Agent in writing or by electronic transmission of an objection to receiving notice by email). A notice given by email shall include a prominent legend that the communication is an important notice regarding the Corporation, and will be deemed to include any files attached thereto and any information hyperlinked to a website if such email includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Notice given to a holder of shares of Series A Preferred by electronic transmission other than email shall be effective if it is given by a form of electronic transmission consented to by the holder (in a manner consistent with the DGCL) to whom the notice is directed, and such notice shall be deemed given at the time specified in Section 232 of the DGCL. Whenever any notice is required to be given to any holder of shares of Series A Preferred under this Certificate of Designation, a waiver thereof in writing, signed by the holder entitled to such notice, or a waiver by electronic transmission given by the holder entitled to such notice, whether before or after the time of the event or condition for which notice is to be given, shall be deemed equivalent to the giving of such notice, except as otherwise provided by applicable law.

12. Uncertificated Book-Entry Securities. Shares of Series A Preferred shall be issued in uncertificated book entry form registered in the stockholder’s name on the Corporation’s share ledger, subject to the rights of stockholders to receive certificated shares under the DGCL. Notwithstanding the foregoing, at the option of the Corporation, some or all shares of the Series A Preferred may be issued in certificated form.

13. No Sinking Fund. The Series A Preferred shall not be entitled to the benefits of any retirement or sinking fund.

14. Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating in any way to the Series A Preferred, including by way of illustration but not limitation, those concerning participation, redemption, or anti-dilution rights or preferences.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series A Convertible Preferred Stock on this 23rd day of January, 2026.

Daré Bioscience, Inc.

By:	/s/ Sabrina Martucci Johnson
Name:	Sabrina Martucci Johnson
Title:	President and Chief Executive Officer

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